EXHIBIT 99.1

Technical Communications Corporation Election of New Director

CONCORD, Mass., May 15, 2019 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced the election of a new director, effective May 15, 2019.

TCC is pleased to announce the election of Ralph M. Norwood to the Board of Directors, who will fill the vacancy created by the death of Mitchell B. Briskin, a much respected and valued member of the Board who passed away in May 2018.  Mr. Norwood will complete the remainder of Mr. Briskin’s term, which expires at the 2019 Annual Shareholders Meeting, now expected to be held in August. Over his career, Mr. Norwood has held several executive-level positions focusing on financial management with both publicly-traded and privately-held companies. He most recently served as Chief Financial Officer for CPS Technologies Corp. (NASDAQ:CPSH). Mr. Norwood also will serve on the Audit and the Compensation, Nominating and Governance Committees of TCC’s Board of Directors.

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section included therein (as the same may be amended from time to time).

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com